EXHIBIT  21

                                  SUBSIDIARIES



                                 State of            Name Under Which
Name                             Incorporation       Business is Done
--------------------------------------------------------------------------------

Information Decisions, Inc.      Michigan            SofTech

Workgroup Technology Corporation Delaware            Workgroup Technology Corporation

SofTech GmbH                     Germany             SofTech GmbH

SofTech Technologies Ltd.        United Kingdom      Inactive

Adra Systems Srl                 Italy               Adra Systems Srl

Adra Systems Sarl                France              Adra Systems Sarl

SofTech Acquisition Corporation  Delaware            SofTech Acquisition Corporation

Compass, Inc.                    Massachusetts       Inactive

System Constructs, Inc.          New York            Inactive

SofTech Investments, Inc.        Massachusetts       Inactive

AMG Associates, Inc.             Maryland            Inactive

Ram Design & Graphics Corp.      North Carolina      Inactive